Exhibit 11.1

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Independent Accountants’ Consent

The Member

Hall Structured Finance II, LLC:

We agree to the inclusion of our report dated April 28, 2021, in Form 1-K.

Dallas, Texas

April 28, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.